Subject to Completion, Pricing Supplement dated April 28, 1999

PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 80 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                          Dated     , 1999
                                                                Rule 424(b)(3)

                                $25,000,000
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                              --------------

                      6% Reset PERQS due May 30, 2001
                       Mandatorily Exchangeable For
             Shares of Common Stock of SUN MICROSYSTEMS, INC.
  Reset Performance Equity-linked Redemption Quarterly-pay Securities(SM)
                            ("Reset PERQS(SM)")

The Reset PERQS will pay 6% interest per year but do not guarantee any return of principal at maturity. Instead the Reset PERQS will pay at maturity a number of shares of Sun Microsystems common stock based on the closing prices of Sun Microsystems common stock after one year and at maturity, in each case subject to a cap price.

o The principal amount and issue price of each Reset PERQS is $       ,
  which is one-tenth of the closing price of Sun Microsystems common stock on the day we offer the Reset PERQS for initial sale to the public.

o We will pay 6% interest (equivalent to $      per year) on the $
  principal amount of each Reset PERQS. Interest will be paid quarterly, beginning August 30, 1999.

o At maturity you will receive shares of Sun Microsystems common stock in exchange for each Reset PERQS at an exchange ratio. The initial exchange ratio is one-tenth of a share of Sun Microsystems common stock per Reset PERQS. However, if the price of Sun Microsystems common stock appreciates above the first year cap price for May 30, 2000 or the second year cap price for May 25, 2001, the exchange ratio will be adjusted downward, and you will receive an amount of Sun Microsystems common stock per Reset PERQS that is less than one-tenth of a share.

o The first year cap price is $      , or    % of the closing price of
  Sun Microsystems common stock on the day we offer the Reset PERQS for initial sale to the public. If on May 30, 2000, the price of Sun Microsystems common stock is higher than the closing price of Sun Microsystems common stock on the day we offer the Reset PERQS for initial
  sale to the public, we will raise the cap price to     % of the closing
  price of Sun Microsystems common stock on May 30, 2000.  Otherwise the cap price will remain unchanged in the second year.  The maximum you can
  receive at maturity is Sun Microsystems common stock worth $     per Reset
  PERQS.

o Investing in Reset PERQS is not equivalent to investing in Sun Microsystems common stock.

o Sun Microsystems, Inc. is not involved in this offering of Reset PERQS in any way and will have no financial obligation with respect to the Reset PERQS.

o We will apply to list the Reset PERQS to trade on the American Stock Exchange, Inc. under the proposed AMEX symbol "RPS," but it is not possible to predict whether the Reset PERQS will meet the AMEX listing requirements.

You should read the more detailed description of the Reset PERQS in this Pricing Supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of Reset PERQS." "Reset Performance Equity-linked Redemption Quarterly-pay Securities" and "Reset PERQS" are our service marks.

The Reset PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                             -----------------
                         PRICE $   PER RESET PERQS
                             -----------------

                                               Agent's        Proceeds to
                        Price to Public      Commissions      the Company
                        ---------------      -----------      -----------
Per Reset PERQS....            $                  $                $
Total..............            $                  $                $

If you purchase at least 500,000 Reset PERQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this Pricing Supplement, the
price will be $       per Reset PERQS (98.625% of the Issue Price).  In that
case, the underwriting discounts and commissions will be $       per Reset
PERQS.

The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                        MORGAN STANLEY DEAN WITTER


                   (This page intentionally left blank)



                       SUMMARY OF PRICING SUPPLEMENT

               The following summary describes the Reset PERQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

               The Reset PERQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the Reset PERQS is linked to the performance of Sun Microsystems, Inc. common stock, which we refer to as Sun Microsystems Stock. The Reset PERQS also provide fixed quarterly payments at an annual rate of 6% based on the principal amount of each Reset PERQS. Unlike ordinary debt securities, Reset PERQS do not guarantee the return of principal at maturity. Instead the Reset PERQS pay a number of shares of Sun Microsystems Stock at maturity based on the performance of this stock, either up or down, subject to a maximum value in each year. We may not redeem the Reset PERQS prior to maturity.

Each Reset PERQS         We, Morgan Stanley Dean Witter & Co., are offering
costs $                  6% Reset Performance Equity-linked Redemption
                         Quarterly-pay Securities[SM] due May 30, 2001, which we refer to as the Reset PERQS[SM]. The principal amount and issue price of each Reset
                         PERQS is $ , which is one-tenth of the closing price of Sun Microsystems Stock on the day we offer the Reset PERQS for initial sale to the public.

No guaranteed            Unlike ordinary debt securities, the Reset PERQS
return of principal      do not guarantee any return of principal at
                         maturity. Instead the Reset PERQS will pay an amount of Sun Microsystems Stock based on the market price of Sun Microsystems Stock, either up or down, after one year and at maturity, in each case subject to a cap price. Investing in Reset
                         PERQS is not equivalent to investing in Sun
                         Microsystems Stock.

6% interest on the       We will pay interest on the Reset PERQS, at the
principal amount         rate of 6% of the principal amount per year,
                         quarterly on each February 28, May 30, August 30, and November 30, beginning August 30, 1999. The interest rate we pay on the Reset PERQS is more than the current dividend rate on the Sun
                         Microsystems Stock. The Reset PERQS will mature on May 30, 2001.

Your appreciation        The appreciation potential of each Reset PERQS is
potential is capped      limited in each year by the cap price.  The
                         cap price in year one is $        , or     % of the
                         closing market price of Sun Microsystems Stock on the day we offer the Reset PERQS for initial sale to the public ("First Year Cap Price"). The cap price in year two ("Second Year Cap Price") will be the higher of % of the closing market price of Sun Microsystems Stock on May 30, 2000 and the
                         First Year Cap Price. The maximum you can receive at maturity is Sun Microsystems Stock worth $ per Reset PERQS.

Payment at Maturity      At maturity, for each $       principal amount of
                         Reset PERQS you hold, we will give to you a number of shares of Sun Microsystems Stock equal to the exchange ratio. The initial exchange ratio is one-tenth of a share of Sun Microsystems Stock per Reset PERQS and may be adjusted as follows:

                                       First Year Adjustment

                         The exchange ratio will be adjusted downward if the market price of Sun Microsystems Stock exceeds the First Year Cap Price on May 30, 2000.

                         The adjusted exchange ratio will be calculated as follows:

                                                  First Year Cap Price
         New Exchange = Initial Exchange x ------------------------------------
            Ratio            Ratio         Sun Microsystems Stock closing price
                                                    on May 30, 2000

                         If the market price of Sun Microsystems Stock on May 30, 2000 is the same as or less than the First Year Cap Price, we will not adjust the exchange ratio at the end of the first year.

                                       Second Year Adjustment

                         The exchange ratio may be adjusted downward again at maturity, but only if the market price of Sun Microsystems Stock at maturity exceeds the Second Year Cap Price. The final exchange ratio will then be calculated as follows:

                                                     Second Year Cap Price
            Final Exchange = Existing Exchange x ------------------------------
                Ratio              Ratio         Sun Microsystems Stock closing
                                                        price at maturity

                         If the market price of Sun Microsystems Stock at maturity is the same as or less than the Second Year Cap Price, we will not adjust the Exchange Ratio at maturity.

                         On the next page, we have provided a table titled "Hypothetical Payments on the Reset PERQS." The table demonstrates the effect of these adjustments to the exchange ratio under a variety of hypothetical price scenarios. You should examine the table for examples of how the payout on the Reset PERQS could be affected under these or other potential price scenarios. This table does not show every situation that may occur.

                         You can review the prices of Sun Microsystems Stock for the last three years in the "Historical Information" section of this Pricing Supplement.

                         During the life of the Reset PERQS, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will also make adjustments to the effective exchange ratio to reflect the occurrence of certain corporate events that could affect the market price of Sun Microsystems Stock. You should read about these adjustments in the sections called "Description of Reset PERQS-- Exchange at Maturity," "--Exchange Factor" and "-- Antidilution Adjustments."

The Calculation Agent    We have appointed MS & Co. to act as calculation
                         agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS &
                         Co. will determine the exchange ratio and the cap prices and calculate the amount of Sun
                         Microsystems Stock that you will receive at maturity.

No affiliation with      Sun Microsystems, Inc. is not an affiliate of ours
Sun Microsystems, Inc.   and is not involved with this offering in any
                         way.  The obligations represented by the Reset
                         PERQS are obligations of Morgan Stanley Dean
                         Witter & Co. and not of Sun Microsystems, Inc.

More information on      The Reset PERQS are senior notes issued as part of
the Reset PERQS          our Series C medium-term note program.  You can
                         find a general description of our Series C medium-term note program in the accompanying Prospectus
                         Supplement dated March 26, 1998. We describe the basic features of this type of note in the sections called "Description of Reset PERQS--Fixed
                         Rate Notes" and "--Exchangeable Notes." For a detailed description of terms of the Reset PERQS including the specific mechanics and timing of the exchange ratio adjustments, you should read the "Description of Reset PERQS" section in this Pricing Supplement. You should also read about some of the risks involved in investing in Reset
                         PERQS in the section called "Risk Factors."

How to reach us          You may contact your local Morgan Stanley
                         Dean Witter branch office or our principal executive offices at 1585 Broadway, New York, New
                         York, telephone number (212) 761-4000.



                 HYPOTHETICAL PAYMENTS ON THE RESET PERQS

               Based on a hypothetical Initial Sun Microsystems Price of $62.00 per share of Sun Microsystems Stock, a hypothetical initial price per Reset PERQS of $6.20, and a first year cap of 141% and a second year cap of 141%, the following table illustrates, for a range of First Year Closing Prices and Maturity Prices, the adjustments we would make to the Exchange Ratio, Second Year Cap Prices, the Payments at Maturity based on Sun Microsystems Stock for each $6.20 principal amount of Reset PERQS and the total return including interest payments, based on a hypothetical interest rate of 6% per annum and a maturity of two years, for each $6.20 principal amount of Reset PERQS.



                    Initial Sun     Initial
Initial Price of    Microsystems    Exchange     First Year     First Year Closing    5/30/00 Exchange
  Reset PERQS          Price         Ratio       Cap Price             Price               Ratio
----------------    ------------    --------     ----------     ------------------    ----------------
     $6.20             $62.00       0.10000        $87.42              $50.00             0.10000
     $6.20             $62.00       0.10000        $87.42              $50.00             0.10000
     $6.20             $62.00       0.10000        $87.42              $50.00             0.10000
     $6.20             $62.00       0.10000        $87.42              $85.00             0.10000
     $6.20             $62.00       0.10000        $87.42              $85.00             0.10000
     $6.20             $62.00       0.10000        $87.42              $85.00             0.10000
     $6.20             $62.00       0.10000        $87.42             $100.00             0.08742
     $6.20             $62.00       0.10000        $87.42             $100.00             0.08742
     $6.20             $62.00       0.10000        $87.42             $100.00             0.08742
     $6.20             $62.00       0.10000        $87.42              $87.42             0.10000

                                                  141% of
                                                Initial Sun
                                                Microsystems
                                                   Price



                                                           Reset PERQS           Reset PERQS
                                                           Payment at       Payment at Maturity
                   Sun Microsystems                     Maturity Based on           plus
 Second Year       Stock Maturity     Exchange Ratio    Sun Microsystems     6% Coupon ("Total
  Cap Price            Price(1)         at Maturity        Stock Price            Payment")
 -----------       ----------------   --------------    -----------------   -------------------
     $87.42            $100.00            0.08742              $8.74                  $9.48
     $87.42             $85.00            0.10000              $8.50                  $9.24
     $87.42             $40.00            0.10000              $4.00                  $4.74
    $119.85            $135.00            0.08878             $11.99                 $12.73
    $119.85            $115.00            0.10000             $11.50                 $12.24
    $119.85             $75.00            0.10000              $7.50                  $8.24
    $141.00            $150.00            0.08217             $12.33                 $13.07
    $141.00            $125.00            0.08742             $10.93                 $11.67
    $141.00             $50.00            0.08742              $4.37                  $5.11
    $123.26            $123.26            0.10000             $12.33                 $13.07

Greater of (x)                                            Maturity Price
 141% of First                                            times Adjusted
 Year Closing                                             Exchange Ratio
 Price and (y)
First Year Cap
    Price


(1) The Sun Microsystems Stock Maturity Price does not include any dividend payments that may have been paid to holders of Sun Microsystems Stock.




                               RISK FACTORS

               The Reset PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Sun Microsystems Stock, there is no guaranteed return of principal. To the extent that the final market price of Sun Microsystems Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at May 30, 2000, investors will lose money on their investment. Investing in Reset PERQS is not equivalent to investing directly in Sun Microsystems Stock. This section describes the most significant risks relating to the Reset PERQS. You should carefully consider whether the Reset PERQS are suited to your particular circumstances before you decide to purchase them.

Reset PERQS Are Not                 The Reset PERQS combine features of
Ordinary Senior Notes --            equity and debt.  The terms of the
No guaranteed return of             Reset PERQS differ from those of
principal                           ordinary debt securities in that we
                                    will not pay you a fixed amount at
                                    maturity.  Our payment to you at
                                    maturity will be a number of shares of
                                    Sun Microsystems Stock based on the
                                    market price of Sun Microsystems Stock
                                    on May 30, 2000 and at maturity.  If
                                    the final market price of Sun
                                    Microsystems Stock at maturity is
                                    either less than today's market price
                                    or not sufficiently above today's
                                    market price to compensate for a
                                    downward adjustment of the exchange
                                    ratio, if any, at May 30, 2000, we will
                                    pay you an amount of Sun Microsystems
                                    Stock with a value less than the
                                    principal amount of the Reset PERQS.
                                    See "Hypothetical Payments on the Reset
                                    PERQS" above.

Your Appreciation                   The appreciation potential of the Reset
Potential Is Limited                PERQS is limited because of the cap
                                    prices. Even though the $       issue
                                    price of one Reset PERQS is equal to
                                    today's market price of one share of
                                    Sun Microsystems Stock multiplied by
                                    the initial exchange ratio, you may
                                    receive a lessor fractional amount of
                                    Sun Microsystems Stock per Reset PERQS
                                    at maturity if the initial exchange
                                    ratio of one-tenth of a share has been
                                    adjusted downwards.  If the price of
                                    Sun Microsystems Stock appreciates
                                    above both the cap price for May 30,
                                    2000 and the cap price for May 25,
                                    2001, the initial exchange ratio of
                                    one-tenth of a share of Sun
                                    Microsystems Stock per Reset PERQS will
                                    be reduced twice.

                                    The exchange ratio and the final market
                                    price of Sun Microsystems Stock at
                                    maturity will be determined on May 25,
                                    2001, which is two trading days prior
                                    to maturity of the Reset PERQS.  If the
                                    price of Sun Microsystems Stock is
                                    lower on the actual maturity date than
                                    it was on May 25, 2001, the value of
                                    any Sun Microsystems Stock you receive
                                    will be less.  Under no circumstances
                                    will you receive an amount of Sun
                                    Microsystems Stock for each Reset PERQS
                                    worth more than $ as of such second
                                    scheduled trading day prior to
                                    maturity.

Secondary Trading                   There may be little or no secondary
May Be Limited                      market for the Reset PERQS.  Although
                                    we will apply to list the Reset PERQS
                                    on the American Stock Exchange, Inc.,
                                    we may not meet the requirements for
                                    listing.  Even if there is a secondary
                                    market, it may not provide significant
                                    liquidity.  Morgan Stanley & Co.
                                    currently intends to act as a market
                                    maker for Reset PERQS but is not
                                    required to do so.

Market Price of the Reset           Several factors, many of which are beyond
PERQS Influenced by Many            our control, will influence the value
Unpredictable Factors               of the Reset PERQS.  We expect that
                                    generally the market price of the Sun
                                    Microsystems Stock on any day will
                                    affect the value of the Reset PERQS
                                    more than any other single factor.
                                    Because adjustments to the exchange
                                    ratio for the Reset PERQS are tied to
                                    the closing stock prices on two
                                    specific days, however, the Reset PERQS
                                    may trade differently from the
                                    underlying stock.  Other factors that
                                    may influence the value of the Reset
                                    PERQS include:

                                    o  the volatility (frequency and
                                       magnitude of changes in price) of
                                       the Sun Microsystems Stock

                                    o  the dividend rate on Sun Microsystems
                                       Stock

                                    o  economic, financial and political
                                       events that affect stock markets
                                       generally and which may affect the
                                       market price of the Sun Microsystems
                                       Stock

                                    o  interest and yield rates in the
                                       market

                                    o  the time remaining to the maturity of
                                       the Reset PERQS

                                    o  our creditworthiness

                                    These factors will influence the price
                                    you will receive if you sell your Reset
                                    PERQS prior to maturity.  For example,
                                    you may have to sell your Reset PERQS
                                    at a substantial discount from the
                                    principal amount if the market price of
                                    the Sun Microsystems Stock is at,
                                    below, or not sufficiently above the
                                    initial market price.

                                    You cannot predict the future
                                    performance of Sun Microsystems Stock
                                    based on its historical performance.
                                    The price of Sun Microsystems Stock may
                                    decrease so that you will receive at
                                    maturity shares of Sun Microsystems
                                    Stock worth less than the principal
                                    amount of the Reset PERQS.  We cannot
                                    guarantee that the price of Sun
                                    Microsystems Stock will increase so
                                    that you will receive at maturity an
                                    amount in excess of the principal
                                    amount of the Reset PERQS.

No Affiliation with Sun             We are not affiliated with Sun
Microsystems, Inc.                  Microsystems, Inc.  ("Sun
                                    Microsystems").  Although we do not
                                    have any non-public information about
                                    Sun Microsystems as of the date of this
                                    Pricing Supplement, we or our
                                    affiliates may presently or from time
                                    to time engage in business with Sun
                                    Microsystems, including extending loans
                                    to, or making equity investments in,
                                    Sun Microsystems or providing advisory
                                    services to Sun Microsystems, including
                                    merger and acquisition advisory
                                    services.  Moreover, we have no ability
                                    to control or predict the actions of
                                    Sun Microsystems, including any
                                    corporate actions of the type that
                                    would require the calculation agent to
                                    adjust the payment to you at maturity.
                                    Sun Microsystems is not involved in the
                                    offering of the Reset PERQS in any way
                                    and has no obligation to consider your
                                    interest as a holder of Reset PERQS in
                                    taking any corporate actions that might
                                    affect the value of your Reset PERQS.
                                    None of the money you pay for the Reset
                                    PERQS will go to Sun Microsystems.


You Have No                         As a holder of Reset PERQS, you will not
Shareholder Rights                  have voting rights or rights to receive
                                    dividends or other distributions or any
                                    other rights with respect to the Sun
                                    Microsystems Stock.

Limited Antidilution                MS & Co., as calculation agent, will
Adjustments                         adjust the amount payable at maturity
                                    for certain events affecting the Sun
                                    Microsystems Stock, such as stock
                                    splits and stock dividends, and certain
                                    other corporate actions involving Sun
                                    Microsystems, such as mergers.
                                    However, the calculation agent is not
                                    required to make an adjustment for
                                    every corporate event that can affect
                                    the Sun Microsystems Stock.  For
                                    example, the calculation agent is not
                                    required to make any adjustments if Sun
                                    Microsystems or anyone else makes a
                                    partial tender or partial exchange
                                    offer for the Sun Microsystems Stock.
                                    If an event occurs that does not
                                    require the calculation agent to adjust
                                    the amount payable at maturity, the
                                    market price of the Reset PERQS may be
                                    materially and adversely affected.

Potential Conflicts of Interest     As calculation agent, MS & Co. will
between You and the                 calculate the payment to you at
Calculation Agent                   maturity of the Reset PERQS.  MS & Co.
                                    and other affiliates may also carry out
                                    hedging activities related to Reset
                                    PERQS, including trading in Sun
                                    Microsystems Stock as well as in other
                                    instruments related to Sun Microsystems
                                    Stock.  MS & Co. and some of our other
                                    subsidiaries also trade Sun
                                    Microsystems Stock and other financial
                                    instruments related to Sun Microsystems
                                    Stock on a regular basis as part of
                                    their general broker dealer and other
                                    businesses.  Any of these activities
                                    could influence MS & Co.'s
                                    determination of adjustments made to
                                    Reset PERQS and, accordingly, could
                                    affect your payout on the Reset PERQS.

Tax Treatment                       You should also consider the tax
                                    consequences of investing in the Reset
                                    PERQS.  There is no direct legal
                                    authority as to the proper tax
                                    treatment of the Reset PERQS, and
                                    therefore significant aspects of the
                                    tax treatment of the Reset PERQS are
                                    uncertain.  We do not plan to request a
                                    ruling from the Internal Revenue
                                    Service ("IRS") regarding the tax
                                    treatment of the Reset PERQS, and the
                                    IRS or a court may not agree with the
                                    tax treatment described in this Pricing
                                    Supplement.  Please read carefully the
                                    section "Description of Reset PERQS--
                                    United States Federal Income Taxation"
                                    in this Pricing Supplement.


                        DESCRIPTION OF RESET PERQS

               Capitalized terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Reset PERQS"
refers to each $      principal amount of our 6% Reset PERQS due May 30, 2001,
Mandatorily Exchangeable For Shares of Common Stock of Sun Microsystems, Inc. In this pricing supplement, "MSDW," "we," "us," and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $25,000,000

Maturity Date.................   May 30, 2001

Interest Rate.................   6% per annum (equivalent to $    per annum
                                 per Reset PERQS)

Interest Payment Dates........   Each February 28, May 30, August 30, and
                                 November 30, beginning August 30, 1999.

Specified Currency............   U.S. Dollars

Issue Price...................   $     per Reset PERQS

Initial Sun Microsystems Price   $

Original Issue Date
  (Settlement Date)...........   May   , 1999

CUSIP.........................   617446240

Denominations.................   $    and integral multiples thereof

First Year Cap Price..........   $    (    % of the Initial Sun Microsystems
                                 Price)

First Year Determination Date.   May 30, 2000 (or if such date is not a
                                 Trading Day on which no Market Disruption
                                 Event occurs, the immediately succeeding
                                 Trading Day on which no Market Disruption
                                 Event occurs).

First Year Closing Price......   First Year Closing Price means the product of
                                 (i) the Market Price of one share of Sun
                                 Microsystems Stock and (ii) the Exchange
                                 Factor, each determined as of the First Year
                                 Determination Date.

Second Year Cap Price.........   Second Year Cap Price means the greater of
                                 (x)    % of the First Year Closing Price and
                                 (y) the First Year Cap Price. See "Exchange at Maturity" below.

Maturity Price................   Maturity Price means the product of (i) the
                                 Market Price of one share of Sun Microsystems
                                 Stock and (ii) the Exchange Factor, each determined as of the second scheduled Trading
                                 Day immediately prior to maturity.

Exchange at Maturity..........   At maturity (including as a result of
                                 acceleration under the terms of the
                                 indenture), upon delivery of each Reset PERQS
                                 to the Trustee, we will apply each $
                                 principal amount of such Reset PERQS as
                                 payment for a number of shares of Sun
                                 Microsystems Stock at the Exchange Ratio.
                                 The initial Exchange Ratio, initially set at
                                 0.1, is subject to adjustment on the First
                                 Year Determination Date and at maturity in
                                 order to cap the value of the Sun
                                 Microsystems Stock to be received upon
                                 delivery of the Reset PERQS at $       per
                                 Reset PERQS (    % of the Issue Price).
                                 Solely for purposes of adjustment upon the occurrence of certain corporate events, the number of shares of Sun Microsystems Stock to be delivered at maturity will also be adjusted by an Exchange Factor, initially set at 1.0. See "Exchange Factor" and
                                 "Antidilution Adjustments" below.

                                 If the First Year Closing Price is less than
                                 or equal to the First Year Cap Price, no
                                 adjustment to the Exchange Ratio will be made at such time. If the First Year Closing Price exceeds the First Year Cap Price, the Exchange Ratio will be adjusted so that the new Exchange Ratio will equal the product of
                                 (i) the existing Exchange Ratio and (ii) a
                                 fraction the numerator of which will be the
                                 First Year Cap Price and the denominator of
                                 which will be the First Year Closing Price.
                                 In addition, on the First Year Determination
                                 Date, the Calculation Agent will establish
                                 the "Second Year Cap Price" that will be
                                 equal to the greater of (x)    % of the First
                                 Year Closing Price and (y) the First Year Cap Price. Notice of the Second Year Cap Price and of any such adjustment to the Exchange Ratio shall promptly be sent by first-class mail to The Depository Trust Company, New York, New York (the "Depositary"). If the Maturity Price is less than or equal to the Second Year Cap Price, no further adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second Year Cap Price, the then existing Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the Second Year Cap Price and the denominator of which will be the Maturity Price. Please review each example in the table called "Hypothetical Payments on the Reset PERQS" on PS-5.

                                 All calculations with respect to the Exchange Ratios for the Reset PERQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upwards (e.g. .876545 would be rounded to .87655); all calculations with respect to the Second
                                 Year Cap Price will be rounded to the
                                 nearest ten-thousandth, with five one-
                                 hundred-thousandths rounded upwards (e.g.
                                 $12.34567 would be rounded to $12.3457);
                                 and all dollar amounts related to payments at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upwards.

                                 We shall, or shall cause the Calculation
                                 Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the Reset PERQS, of the amount of Sun Microsystems Stock to be delivered with respect to each $ principal amount of each Reset PERQS and (ii) deliver such shares of Sun Microsystems Stock (and cash in respect of interest and any fractional shares of Sun Microsystems Stock) to the Trustee for delivery to the holders. The Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the Reset PERQS and calculate the Exchange Factor.

No Fractional Shares..........   Upon delivery of the Reset PERQS to the
                                 Trustee at maturity (including as a result of acceleration under the terms of the indenture), we will deliver the aggregate number of shares of Sun Microsystems Stock due with respect to all of such Reset PERQS, as described above, but we will pay cash in lieu of delivering any fractional share of Sun Microsystems Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of Sun Microsystems
                                 Stock as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the Reset PERQS.

Exchange Factor...............   The Exchange Factor will be set initially at
                                 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting the Sun Microsystems Stock through and including the second scheduled Trading
                                 Day immediately prior to maturity.  See
                                 "Antidilution Adjustments" below.

Market Price..................   If Sun Microsystems Stock (or any other
                                 security for which a Market Price must be determined) is listed on a national securities exchange, is a security of The
                                 Nasdaq National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service
                                 ("OTC Bulletin Board") operated by the
                                 National Association of Securities Dealers,
                                 Inc. (the "NASD"), the Market Price for one share of Sun Microsystems Stock (or one unit of any such other security) on any Trading
                                 Day means (i) the last reported sale price, regular way, on such day on the principal
                                 United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Sun
                                 Microsystems Stock (or any such other
                                 security) is listed or admitted to trading or
                                 (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day.
                                 If the last reported sale price is not
                                 available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Sun Microsystems Stock (or any such other security) obtained from as many dealers in such stock (which may include MS &
                                 Co. or any of our other subsidiaries or
                                 affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A "security of the NASDAQ
                                 NMS" shall include a security included in any successor to such system and the term "OTC
                                 Bulletin Board Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted on the New York Stock Exchange
                                 ("NYSE"), the AMEX, the NASDAQ NMS, the
                                 Chicago Mercantile Exchange, and the Chicago
                                 Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Acceleration Event............   If on any date the product of the Market
                                 Price per share of Sun Microsystems Stock and
                                 the Exchange Factor is less than $4.00, the
                                 maturity date of the Reset PERQS will be
                                 deemed to be accelerated to such date, and we
                                 will apply each $       principal amount of
                                 each Reset PERQS as payment for a number of shares of Sun Microsystems Stock at the then current Exchange Ratio, as adjusted by the then current Exchange Factor. See also
                                 "Antidilution Adjustments" below.

Optional Redemption...........   We will not redeem the Reset PERQS prior
                                 to the Maturity Date.

Book Entry Note or
  Certificated Note...........   Book Entry

Senior Note or
  Subordinated Note...........   Senior

Trustee.......................   The Chase Manhattan Bank

Agent.........................   Morgan Stanley & Co. Incorporated

Calculation Agent.............   MS & Co.

                                 Because the Calculation Agent is our
                                 affiliate, potential conflicts of interest may exist between the Calculation Agent and you as a holder of the Reset PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties as Calculation Agent in good faith using its reasonable judgment.

Antidilution Adjustments......   The Exchange Factor will be adjusted as
                                 follows:

                                    1.  If Sun Microsystems Stock is subject
                                 to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Sun Microsystems Stock.

                                    2.  If Sun Microsystems Stock is
                                 subject (i) to a stock dividend (issuance of additional shares of Sun Microsystems Stock) that is given ratably to all holders of shares of Sun Microsystems Stock or (ii) to a distribution of Sun Microsystems Stock as a result of the triggering of any provision of the corporate charter of Sun Microsystems, then once the dividend has become effective and Sun Microsystems Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Sun Microsystems Stock and (ii) the prior Exchange Factor.

                                    3.  There will be no adjustments to the
                                 Exchange Factor to reflect cash dividends or other distributions paid with respect to Sun Microsystems Stock other than distributions described in clause (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Sun Microsystems Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Sun Microsystems Stock by an amount equal to at least 10% of the Market Price of Sun Microsystems Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Sun Microsystems Stock, the Exchange Factor with respect to Sun Microsystems Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Sun Microsystems Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Sun Microsystems Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Sun Microsystems Stock described in clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (v) of paragraph 5.

                                    4.  If Sun Microsystems issues rights
                                 or warrants to all holders of Sun
                                 Microsystems Stock to subscribe for or
                                 purchase Sun Microsystems Stock at an
                                 exercise price per share less than the
                                 Market Price of the Sun Microsystems Stock on both (i) the date the exercise price of such rights or warrants is determined and
                                 (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Reset PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Sun Microsystems Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Sun Microsystems Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Sun Microsystems Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Sun Microsystems Stock which the aggregate offering price of the total number of shares of Sun Microsystems Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                    5.  If (i) there occurs any
                                 reclassification of Sun Microsystems
                                 Stock, (ii)  Sun Microsystems or any
                                 surviving entity or subsequent surviving entity of Sun Microsystems (a "Sun Microsystems Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Sun Microsystems or any Sun Microsystems Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Sun Microsystems is liquidated, (v) Sun Microsystems issues to all of its shareholders equity securities of an issuer other than Sun Microsystems (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Sun Microsystems Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each Reset PERQS will be adjusted to provide that each holder of Reset PERQS will receive at maturity, in respect of each $ principal amount of each Reset PERQS, securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of Sun Microsystems Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") in an amount with a value equal to (a) if the Exchange Ratio has not been adjusted prior to maturity, the Transaction Value or (b) if the Exchange Ratio has been adjusted, an amount equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the second scheduled Trading Day immediately prior to maturity, and if the Reorganization Event occurs prior to the First Year Determination Date, the First Year Closing Price will mean the Transaction Value determined as of the First Year Determination Date. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the Reset PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Sun Microsystems Stock and holders will receive in lieu of any Sun Microsystems Stock and as liquidated damages in full satisfaction of MSDW's obligations under the Reset PERQS the product of (i) the Transaction Value as of such date and (ii) the then current Exchange Ratio adjusted as if such date were the next to occur of either the First Year Determination Date or the second scheduled Trading Day prior to maturity. If Exchange Property consists of more than one type of property, holders of Reset PERQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Sun Microsystems Stock, as adjusted by the Exchange Factor,
                                 (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Sun Microsystems Stock, as adjusted by the Exchange Factor and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of Sun Microsystems Stock, as adjusted by the Exchange Factor.

                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange
                                 Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                 No adjustments to the Exchange Factor or method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the Sun Microsystems Stock, including, without limitation, a partial tender or exchange offer for the Sun Microsystems Stock.

                                 Notwithstanding the foregoing, the amount
                                 payable by us at maturity with respect to
                                 each Reset PERQS, determined as of the second scheduled Trading Day prior to maturity, will not under any circumstances exceed an amount of Sun Microsystems Stock having a market
                                 price of  $        as of such second
                                 scheduled Trading Day.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Factor or method of calculating the Exchange Ratio upon written request by any holder of the Reset PERQS.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Sun Microsystems Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Sun Microsystems
                                    Stock on the primary market for Sun
                                    Microsystems Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Sun Microsystems Stock as a result of which the reported trading prices for Sun Microsystems Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Sun Microsystems Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the Reset PERQS.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Sun Microsystems Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Sun Microsystems Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Sun Microsystems Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Sun Microsystems Stock;
  Public Information..........   Sun Microsystems is a leading
                                 supplier of enterprise network computing
                                 products including desktop systems, servers,
                                 storage subsystems, network switches,
                                 software, microprocessors, and a full range
                                 of services and support.  Sun Microsystems
                                 Stock is registered under the Exchange Act.
                                 Companies with securities registered under
                                 the Exchange Act are required to file
                                 periodically certain financial and other
                                 information specified by the Securities and
                                 Exchange Commission (the "Commission").
                                 Information provided to or filed with the
                                 Commission can be inspected and copied at the
                                 public reference facilities maintained by the
                                 Commission at Room 1024, 450 Fifth Street,
                                 N.W., Washington, D.C. 20549 or at its
                                 Regional Offices located at Suite 1400,
                                 Citicorp Center, 500 West Madison Street,
                                 Chicago, Illinois 60661 and at Seven World
                                 Trade Center, 13th Floor, New York, New York
                                 10048, and copies of such material can be
                                 obtained from the Public Reference Section of
                                 the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed
                                 with the Commission electronically can be
                                 accessed through a Website maintained by the
                                 Commission.  The address of the Commission's
                                 Website is http://www.sec.gov.    Information
                                 provided to or filed with the Commission by Sun Microsystems pursuant to the Exchange Act of 1934 can be located by reference to Commission file number 0-15086. In addition, information regarding Sun Microsystems may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

                                 This pricing supplement relates only to the Reset PERQS offered hereby and does not relate to Sun Microsystems Stock or other securities of Sun Microsystems. We have derived all disclosures contained in this pricing supplement regarding Sun Microsystems from the publicly available documents described in the preceding paragraph.
                                 Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Sun Microsystems in connection with the offering of the Reset PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Sun Microsystems are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Sun Microsystems Stock (and therefore the Initial Sun Microsystems Price, the First Year Cap Price and the maximum appreciation amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Sun Microsystems could affect the value received at maturity with respect to the Reset PERQS and therefore the trading prices of the Reset PERQS.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Sun Microsystems stock.

                                 We, or our affiliates, may presently or from time to time engage in business with Sun Microsystems, including extending loans to, or making equity investments in, Sun
                                 Microsystems or providing advisory services to Sun Microsystems, including merger and acquisition advisory services. In the course of such business, we, or our affiliates, may acquire non-public information with respect to Sun Microsystems and, in addition, one or more of our affiliates may publish research reports with respect to Sun Microsystems. The statement in the preceding sentence is not intended to affect the right of holders of the Reset PERQS under the securities laws.
                                 As a prospective purchaser of a Reset PERQS, you should undertake an independent investigation of Sun Microsystems as in your judgment is appropriate to make an informed decision with respect to an investment in Sun Microsystems Stock.

Historical Information........   The following table sets forth the high and
                                 low Market Price during 1996, 1997, 1998 and
                                 1999 through April 28, 1999.  The Market
                                 Price on April 28, 1999 was $61 7/16. We obtained the Market Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of Sun
                                 Microsystems Stock as an indication of future performance. The price of Sun Microsystems
                                 Stock may decrease so that you will receive at maturity shares of Sun Microsystems Stock worth less than the principal amount of the Reset PERQS. We cannot give you any assurance that the price of Sun Microsystems
                                 Stock will increase so that at maturity you will receive an amount in excess of the principal amount of the Reset PERQS. Because your return is linked to the Market Price of Sun Microsystems Stock on May 30, 2000 and May
                                 25, 2001, there is no guaranteed return of principal. To the extent that the Maturity
                                 Price of Sun Microsystems Stock is less than the Initial Sun Microsystems Price or not sufficiently above the Initial Sun
                                 Microsystems Price to compensate for a
                                 downward adjustment of the Exchange Ratio, if any, at May 30, 2000 and the shortfall is not offset by the coupon paid on the Reset PERQS, you will lose money on your investment.

                                Sun Microsystems         High          Low
                                ----------------         ----          ---
                         (CUSIP 866810104)
                         1996
                         First Quarter................  14 1/32       9 11/32
                         Second Quarter...............  16 21/32     11 13/32
                         Third Quarter................  16 1/4       11 31/32
                         Fourth Quarter...............  17 1/2       12 27/32
                         1997
                         First Quarter................  17 1/2       13 5/32
                         Second Quarter...............  18 31/32     13 7/16
                         Third Quarter................  26 21/32     18 9/32
                         Fourth Quarter...............  23 3/8       15 7/8
                         1998
                         First Quarter................  24 15/16     18 57/64
                         Second Quarter...............  22 9/16      19 13/32
                         Third Quarter................  26 3/8       19 13/16
                         Fourth Quarter...............  43 7/16      20
                         1999
                         First Quarter................  62 31/32     44 27/32
                         Second Quarter
                           (through April 28, 1999)...  71 1/2       50 1/8


                                 Historical prices have been adjusted for two
                                 2 for 1 stock splits of Sun Microsystems
                                 Stock, which became effective in the fourth quarter of 1996 and the second quarter of 1999, respectively.

                                 We make no representation as to the amount of dividends, if any, that Sun Microsystems will pay in the future. In any event, as a holder of the Reset PERQS, you will not be entitled to receive dividends, if any, that may be payable on Sun Microsystems Stock.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Reset PERQS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Reset
                                 PERQS. See also "Use of Proceeds" in the accompanying Prospectus.

                                 On or prior to the date of this Pricing
                                 Supplement, we, through our subsidiaries or others, may hedge our anticipated exposure in connection with the Reset PERQS by taking positions in Sun Microsystems Stock, in options contracts on Sun Microsystems Stock listed on major securities markets or positions in any other instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the Reset PERQS. Purchase activity could potentially increase the price of Sun Microsystems Stock, and therefore effectively increase the level to which Sun Microsystems Stock must rise before you would receive at maturity an amount of Sun Microsystems Stock worth as much as or more than the principal amount of the Reset PERQS. Although we have no reason to believe that our hedging activity will have a material impact on the price of Sun Microsystems Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Reset PERQS, including on the First Year Determination Date, by purchasing and selling the securities and instruments listed above and any other available securities and instruments that we may wish to use in connection with such hedging.

Supplemental Information
  Concerning Plan of
  Distribution................   In order to facilitate the offering of the
                                 Reset PERQS, the Agent may engage in
                                 transactions that stabilize, maintain or otherwise affect the price of the Reset PERQS or the Sun Microsystems Stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Reset PERQS for its own account. In addition, to cover allotments or to stabilize the price of the Reset PERQS, the Agent may bid for, and purchase, the Reset PERQS or the Sun Microsystems Stock in the open market.
                                 See "Use of Proceeds and Hedging" above.

                                 The Agent proposes initially to offer the
                                 Reset PERQS directly to the public at the
                                 public offering price set forth on the cover
                                 page hereof plus accrued interest, if any,
                                 from the Original Issue Date; provided that
                                 the price will be $       per Reset PERQS and
                                 the underwriting discounts and commissions
                                 will be $       per Reset PERQS for
                                 purchasers of greater than or equal to
                                 500,000 Reset PERQS in any case single
                                 transaction, subject to the holding period requirements described below.

                                 Delivery of approximately 98.625% of the Reset PERQS to a purchaser of 500,000 or more Reset PERQS at the reduced price (the "Delivered Reset PERQS") will be made on the date of delivery of the Reset PERQS referred to on the cover of this Pricing Supplement. The balance of approximately 1.375% of the Reset PERQS (the "Escrowed Reset PERQS") purchased by each such investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered Reset PERQS have held all of the Delivered Reset PERQS for 45 calendar days following the date of the Pricing Supplement or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered Reset PERQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed Reset PERQS will be forfeited by the investor and not delivered to it. The Escrowed Reset PERQS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per Reset PERQS for such investors to 100% of the principal amount of the Reset PERQS. Should investors who are subject to the holding period requirement sell their Reset PERQS once the holding period is no longer applicable, the market price of the Reset PERQS may be adversely affected. See also "Plan of Distribution" in the accompanying Prospectus Supplement.

ERISA Matters for Pension Plans
  and Insurance Companies.....   We and certain of our affiliates, including
                                 MS & Co. and Dean Witter Reynolds Inc.
                                 ("DWR"), may each be considered a "party in interest" within the meaning of the Employee
                                 Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue
                                 Code of 1986, as amended (the "Code") with respect to many employee benefit plans.
                                 Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Reset PERQS are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Reset PERQS are acquired pursuant to an exemption from the prohibited transaction rules.

                                 The acquisition of the Reset PERQS may be eligible for one of the exemptions noted below if such acquisition:

                                 (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                 (b) (i) is made solely with assets of an insurance company pooled separate account and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 90-1 issued by the DOL;

                                 (c) (i) is made solely with assets managed by a qualified professional asset manager and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 84-14 issued by the DOL;

                                 (d) is made solely with assets of a
                                 governmental plan (as defined in Section
                                 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                 (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                 (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                 Under ERISA the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing Reset PERQS should consider the possible implications of owning the Sun Microsystems Stock. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Reset PERQS should consult with its legal counsel prior to such investment.

United States Federal
  Income Taxation.............   The following summary is based on the
                                 advice of Davis Polk & Wardwell, special tax counsel to MSDW ("Tax Counsel"), and is a general discussion of the principal potential
                                 U.S. federal income tax consequences to U.S.
                                 Holders (as defined below) who are initial holders of the Reset PERQS purchasing the Reset PERQS at the Issue Price, and who will hold the Reset PERQS as capital assets within the meaning of Section 1221 of the Code.
                                 This summary is based on the Code,
                                 administrative pronouncements, judicial
                                 decisions and currently effective and
                                 proposed Treasury Regulations, changes to any of which subsequent to the date of this Pricing Supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S.
                                 federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a Reset PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction).
                                 As the law applicable to the U.S. federal income taxation of instruments such as the Reset PERQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                 As used herein, the term "U.S. Holder" means an owner of a Reset PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                 General

                                 Pursuant to the terms of the Reset PERQS,
                                 MSDW and every holder of a Reset PERQS agree
                                 (in the absence of an administrative
                                 determination or judicial ruling to the
                                 contrary) to characterize a Reset PERQS for
                                 all tax purposes as an investment unit
                                 consisting of the following components (the
                                 "Components"): (i) a contract (the "Forward
                                 Contract") that requires the holder of the
                                 Reset PERQS to purchase, and MSDW to sell,
                                 for an amount equal to $          (the
                                 "Forward Price"), the Sun Microsystems Stock
                                 at maturity (or, alternatively, upon an
                                 earlier redemption of the Reset PERQS), and
                                 (ii) a deposit with MSDW of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to purchase the Sun Microsystems Stock (the "Deposit"). For this purpose, MSDW has determined that, of the
                                 quarterly payments on the Reset PERQS,    %
                                 is attributable to interest on the Deposit.
                                 This determination is based on MSDW's
                                 judgment as to, among other things, MSDW's normal borrowing cost and the value of the Forward Contract. Under this characterization, the remainder of the quarterly payments on the Reset PERQS represents payments attributable to the holders' entry into the Forward Contract (the "Contract Fees"). Furthermore, based on MSDW's determination of the relative fair market values of the Components at the time of issuance of the Reset PERQS, MSDW will allocate 100% of the Issue Price of the Reset PERQS to the Deposit and none to the Forward Contract. MSDW's allocation of the Issue Price among the Components will be binding on a holder of the Reset PERQS, unless such holder timely and explicitly discloses to the Internal Revenue Service (the "IRS") that its allocation is different from MSDW's. The treatment of the Reset PERQS described above and MSDW's allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Reset PERQS or instruments similar to the Reset PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Reset PERQS. Due to the absence of authorities that directly address instruments that are similar to the Reset PERQS, tax counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the Reset PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Reset PERQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein.
                                 Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Reset PERQS (including alternative characterizations of the Reset PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                 Tax Treatment of the Reset PERQS

                                 Assuming the characterization of the Reset
                                 PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                 Quarterly Payments on the Reset PERQS. To the extent attributable to the interest on the Deposit, quarterly payments on the Reset PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. Although the federal income tax treatment of the Contract Fees is uncertain, MSDW intends to take the position that the Contract Fees constitute taxable income to the holders at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                 Tax Basis. Based on MSDW's determination set forth above, the U.S. Holder's tax basis in the Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                 Settlement of the Forward Contract. Upon the maturity of the Forward Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of Sun Microsystems Stock, and a U.S. Holder would not recognize any gain or loss with respect to any Sun Microsystems Stock received thereon. With respect to any cash received upon maturity, a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be. With respect to any Sun Microsystems Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in such Sun Microsystems Stock equal to the pro rata portion of the Forward Price allocable thereto. The allocation of the Forward Price between cash and Sun Microsystems Stock should be based on the amount of the cash received and the relative fair market value, as of the maturity, of the Sun Microsystems Stock. The U.S. Holder's holding period of any Sun Microsystems Stock received would start on the day after the maturity of the Reset PERQS.

                                 Sale or Exchange of the Reset PERQS. Upon a sale or exchange of a Reset PERQS prior to the maturity of the Reset PERQS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Reset PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the Reset PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the Reset PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisers regarding the treatment of accrued but unpaid Contract Fees upon the sale or exchange of a Reset PERQS.

                                 Possible Alternative Tax Treatments of an
                                 Investment in the Reset PERQS

                                 Due to the absence of authorities that
                                 directly address the proper characterization of the Reset PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Reset PERQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                 If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Reset PERQS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. Furthermore, any gain realized with respect to the Reset PERQS would generally be treated as ordinary income.

                                 Even if the Contingent Payment Regulations do not apply to the Reset PERQS, other alternative federal income tax characterizations or treatments of the Reset PERQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the Reset PERQS. It is possible, for example, that a Reset PERQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Reset PERQS.

                                 Backup Withholding and Information Reporting

                                 A U.S. Holder of a Reset PERQS may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, the effective date of the New Regulations (as defined in "United States Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999.